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                                  TRW INC.
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Dear S&E Employee:

Today, Northrop Grumman and TRW announced their intention to complete the merger transaction on December 11, in accordance with their agreement with the U.S. Justice Department. All of us who own stock have the opportunity to contribute to a positive outcome by voting our shares to approve the merger. I remain convinced that the new Northrop Grumman will have a commanding presence in the top tier of the aerospace industry, provide tremendous value to our nation, offer a broad range of exciting opportunities for all employees, and deliver significant shareholder value.

The new Northrop Grumman will have one of the best portfolios in the business, ideally aligned with the defense needs of the 21st century. As a true top-tier player in aerospace, the new Northrop Grumman will be able to leverage its systems-of-systems expertise, spanning the full architectural range - land, sea, air, space and cyberspace. And, the technological strength of its deep talent pool will be unparalleled. I urge you to review the detailed investor presentation on the TRW intranet at http://media.corporate-ir.net/media_files/NYS/TRW/presentations/trw_102502.pdf.
It provides a convincing demonstration of the power of the combined company going forward.

I know many of you are concerned about the decline in the Northrop Grumman stock price, with the resulting similar movement in the TRW stock price and the apparent decreasing shareholder value. Defense stocks in general have been down since mid-year, including both Northrop and TRW. However, there is much evidence that the combination with Northrop Grumman provides TRW shareholders significant upside potential. On Monday, November 25, JSA Research, Inc. reported that since February 15, "TRW stock has outperformed the S&P 500 by 28%, based solely on being joined at the hip to NOC." The report also noted that, "Over the two years prior to the NOC bid for TRW, the TRW stock was tracking the S&P 500 which declined about 19% while the NOC stock outperformed the S&P 500 by over 150%." I am convinced that when the merger is complete, the new Northrop Grumman's ability to create value will drive the stock price in a much more positive way than a standalone TRW could. I hope you will join me in voting for the merger.

I wish you and your loved ones a relaxing and rewarding Thanksgiving holiday. Thank you for your continued hard work and dedication.

Tim Hannemann
President and Chief Executive Officer
TRW Space & Electronics



Certain statements and assumptions in this communication contain or are based on "forward-looking" information and involve risks and uncertainties. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of TRW's control. These include completion of the merger; governmental regulatory processes, Northrop Grumman's ability to successfully integrate the operations of TRW and achieve a successful disposition with respect to TRW's Automotive business; assumptions with respect to future revenues, expected program performance and cash flows; the outcome of contingencies including, among others, the timing and amounts of tax payments, litigation matters, environmental claims and remediation efforts; divestitures of businesses; successful negotiation of contracts with labor unions; and anticipated costs of capital investments. Northrop Grumman's and TRW's respective operations are subject to various additional risks and uncertainties resulting from their positions as suppliers, either directly or as subcontractors or team members, to the United States government and its agencies, as well as to foreign governments and agencies. Actual outcomes are dependent upon many factors. Other important factors that could cause actual results to differ materially from those suggested by the forward-looking statements set out in Northrop Grumman's and TRW's filings from time to time with the SEC, including, without limitation, the joint proxy statement/prospectus relating to the proposed merger. The directors and certain executive officers of TRW and Northrop Grumman may be deemed to be participants in the solicitation of proxies from shareholders of TRW in connection with TRW's special meeting of shareholders to consider the Agreement and Plan of Merger, dated as of June 30, 2002, with Northrop Grumman Corporation. Information concerning such participants is contained in the joint proxy statement/prospectus relating to the proposed merger of Northrop Grumman and TRW contained in Amendment No. 7 to the Registration Statement on Form S-4 filed by Northrop Grumman with the Securities and Exchange Commission on October 23, 2002, as it may be amended from time to time.









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